Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8 of Sprint Corporation and subsidiaries of our report dated February 21, 2014, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of December 31, 2012 and for the two years ending December 31, 2012 appearing in the Annual Report on Form 10-K of Sprint Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
February 21, 2014